Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227086, 333-229757 and 333-229758 on Form S-8 of our reports dated February 26, 2021, relating to the consolidated financial statements and consolidated financial statement schedule of Brookfield Property REIT Inc. and subsidiaries, and the effectiveness of Brookfield Property REIT Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brookfield Property REIT Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 26, 2021